Exhibit 99.1

Advent Technologies and the European Climate, Infrastructure and Environment Executive
Agency (CINEA) Sign €34.5 Million EU Innovation Fund Grant Agreement

LIVERMORE, CA and ATHENS, GR--(GLOBE NEWSWIRE)-- Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent” or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, is pleased to announce that the European Climate, Infrastructure and Environment Executive Agency (CINEA) and Advent’s wholly owned Greek subsidiary, Advanced Energy Technologies S.A. have each signed the grant agreement for the Company’s monumental RHyno Project. This EU Innovation Fund grant will provide Advent with €34,534,318 in non-dilutive funding over the lifetime of the project, with funding to be received incrementally contingent upon completion of certain performance milestones.

Dr. Nora Gourdoupi, Senior Vice President, Corporate Business Development and leader of the RHyno project commented “I am very proud of our team, and especially Dr. Olga Bereketidou, who demonstrated strong commitment in getting this project over the finish line. We met all the technical challenges head on and laid out a realistic and manageable road map for the completion of this project. The RHyno project is a big win for everyone at Advent, and it will certainly be a big win for Kozani, the Region of Western Macedonia, and the country of Greece.”

Jim Coffey, Advent’s Chief Operating Officer added “The RHyno project will be transformative. It is the result of many years of hard work and dedication put in by our teams in Patras, Kozani, and Athens, Greece. The project positions the Company extremely well for the development of strong industrial partnerships, collaborations with top academic institutions, and validates our recent outreach efforts to municipal and government leaders in Kozani and Athens.”

Gary Herman, Chief Executive Officer stated, “Everyone on the team worked very hard for this achievement. Advent had the highest ranking amongst all the 337 proposals submitted in the Innovation Fund 2023 Call from across Europe. We thank our Advent colleagues, and especially our advisor on this project, PwC Greece (PwC) and its responsible engagement leader, Mr. Iannis Voutsinos. We would also like to thank the collaborative efforts of Mr. Ioannis Kaltsas, Head of Division at the European Investment Bank, and Mr. Georgios Amanatides, the Regional Governor of Western Macedonia who were instrumental and contributed to our success.

About RHyno Project

The Advent Renewable Hydrogen Innovative Technologies (RHyno) project involves the establishment of infrastructure for developing innovative fuel cells, electrolysers, and their key components including Advent ground-breaking Membrane Electrode Assembly technology at a megawatt (MW) scale. RHyno aims to pioneer the use of innovative materials to enhance power density and lifespan while significantly reducing the weight and volume of power systems through a streamlined balance of plant.

The state-of-the-art facility is designed to optimize production processes, boost efficiency, and industrialize fuel cell and electrolyser technologies. These advancements are essential for decarbonizing carbon intense industries, such as the aviation, maritime and heavy-duty automotive sectors, with further potential for spillover to other sectors, positioning Advent at the forefront of the clean energy transition.

About the EU Innovation Fund

The EU Innovation Fund is one of the world’s largest funding programmes for the commercial demonstration of innovative low-carbon technologies, aiming to bring to market industrial solutions to decarbonize Europe and support its transition to climate neutrality. Among the wide range of financial instruments available on the EU level, it plays a unique role due to its size and focus on the last steps in the rollout of innovative clean tech.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation operating in the fuel cell, methanol, and hydrogen technology sector. Advent focuses on developing membranes, the Membrane Electrode Assembly (MEA), and the fuel cell stack, the most critical components of the fuel cell system. Advent is headquartered in Livermore, CA, with offices in Athens and Patras, Greece. The Company holds approximately 150 patents related to HT-PEM fuel cell technology. Advent’s fuel cells enable the use of green eFuels (eMethanol), renewable natural gas, or hydrogen on board. The HT-PEM fuel cells are highly efficient in terms of thermal management and highly resilient under extreme environmental conditions, offering an “Any Fuel. Anywhere.” platform. Applications include stationary, portable, data center, off-grid power generation markets, and heavy-duty mobility (automotive, aviation, and marine).

For more information, visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance Advent’s corporate reputation and brand; expectations concerning its relationships and actions with technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in Advent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 13, 2024, as well as the other information filed with the SEC. Investors are cautioned not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Advent’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. Advent’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should consider these risks and uncertainties.

Contacts

Advent Technologies Holdings, Inc.
press@advent.energy